Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Hyatt Hotels Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A Common Stock, $0.01 par value per share	Rule 456(b) Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Equity	Preferred Stock, $0.01 par value per share	Rule 456(b) Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Debt	Debt Securities	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(3)	(3)
	Other	Warrants(4)	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(3)	(3)
	Other	Purchase Contracts	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(3)	(3)
	Other	Units	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(3)	(3)

Fees Previously Paid	N/A	—	—	—	—	—	—	—

	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—

(1)

An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of Class A common stock, par value $0.01 per share (“Class A common stock”), is being registered as may be issued from time to time upon conversion of any debt securities or shares of preferred stock that are convertible into Class A common stock or exercise of warrants that are exercisable for Class A common stock or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities, shares of preferred stock or warrants.

(2)	Includes rights to acquire Class A common stock or preferred stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(3)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Company is deferring payment of the entire registration fee.
(4)	The warrants covered by this registration statement may be preferred share warrants or common share warrants.